Exhibit 16.1

[LETTERHEAD OF BDO SEIDMAN, LLP]

February 7, 2003

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Amendment No. 1 to Form 8-K/A for the event that occurred on November 12, 2002, to be filed by our former client, UBICS, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP